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                                                                    EXHIBIT 5.1



                         [LETTERHEAD OF SHEARMAN & STERLING]





                                  December 22, 1997


Getty Images, Inc.
500 North Michigan Avenue
Suite 1700
Chicago, Illinois  60611


                                  GETTY IMAGES, INC.
                  REGISTRATION STATEMENT ON FORM S-4 (NO. 333-38777)


Ladies and Gentlemen:

         We have acted as counsel for Getty Images, Inc., a Delaware corporation (the "Company"), in connection with the above-referenced Registration Statement on Form S-4 filed with the Securities and Exchange Commission on October 27, 1997 (as such may thereafter be amended or supplemented, the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended, of up to 27,025,389 shares of Common Stock, par value $0.01 per share (the "Shares"), of the Company. We understand that the Shares are to be issued as consideration in connection the transactions contemplated by the Merger Agreement dated as of September 15, 1997 (the "Merger Agreement") by and among the Company, Getty Communications plc, a public limited company organized under the laws of England and Wales, PhotoDisc, Inc., a Washington corporation, and Print Merger, Inc., a Washington corporation and a wholly owned subsidiary of the Company, as described in the Registration Statement.

         As such counsel and in connection with the opinions expressed below, we have examined such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as

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copies.  In expressing the opinions set forth below, we have also relied on certain certificates of officers of the Company and certificates of public officials.

         Our opinions expressed below are limited to the General Corporation Law of the State of Delaware and the federal law of the United States, and we do not express any opinion herein concerning any other law.

         Based upon and subject to the foregoing, having regard for such other considerations as we deem relevant, we are of the opinion that the Shares, when issued in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.


                                       Very truly yours,

                                      /s/ SHEARMAN & STERLING


CDD/MJC/JBB/AHW